Exhibit 16.1

Grant Thornton

Accountants and Business Advisors

June 7, 2006

U.S. Securities and Exchange Commission Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Dear Sir or Madam:

We have read the disclosures contained in Item 4.01 of the Form 8-K of WQN, Inc. whose date of earliest reported event is June 1, 2006, and agree with the statements concerning our Firm contained in Item 4.01. We have no basis to agree or disagree with the other statements of the registrant contained in the Form 8-K.

Very truly yours,

/s/ Grant Thornton LLP

1717 Main Street
Suite 500

Dallas, TX 75201
T 214.561.2300
F 214.561.2370

W www.grantthornton.com

Grant Thornton LLP

US member of Grant Thornton International